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                                                                    EXHIBIT 11.1

                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

             (Accounting principles generally accepted in Canada)
        (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)

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                                                   FISCAL QUARTERS ENDED   TWO FISCAL QUARTERS ENDED
                                                   ---------------------  ---------------------------
                                                    Nov 1,       Nov 2,        Nov 1,       Nov 2,
                                                     1998         1997          1998         1997
                                                   --------     --------      --------     --------
BASIC EARNINGS PER SHARE

 Net earnings                                      $ 53,314     $ 57,993      $ 88,834     $122,347
                                                   ========     ========      ========     ========

 Common Shares outstanding
  at the beginning of the period                    176,558      174,245       175,686      171,859

 Weighted average number of Common Shares
   issued during the period                             208          488           744        1,971
                                                   --------     --------      --------     --------

 Weighted average number of Common Shares
   outstanding during the period                    176,766      174,733       176,430      173,830
                                                   ========     ========      ========     ========

 Basic earnings per share                          $   0.30     $   0.33      $   0.50     $   0.70
                                                   ========     ========      ========     ========

FULLY DILUTED EARNINGS PER SHARE

 Earnings before imputed earnings                  $ 53,314     $ 57,993      $ 88,834     $122,347

 After tax imputed earnings from the investment
   of funds received through dilution                    --        4,363            --        8,342
                                                   --------     --------      --------     --------

 Adjusted net earnings                             $ 53,314     $ 62,356      $ 88,834     $130,689
                                                   ========     ========      ========     ========

 Weighted average number of Common Shares
   outstanding during the period                    176,766      174,733       176,430      173,830

 Weighted average common share
   equivalents based on conversion of
   outstanding stock options                             --       15,783            --       15,953
                                                   --------     --------      --------     --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                176,766      190,516       176,430      189,783
                                                   ========     ========      ========     ========

 Fully diluted earnings per share                  $   0.30     $   0.33      $   0.50     $   0.69
                                                   ========     ========      ========     ========

EARNINGS PER SHARE EXPRESSED IN U.S. DOLLARS

 Daily average exchange rate of a Canadian
   dollar for U.S. dollars as reported by the
   Federal Reserve Bank of New York                $ 0.6520     $ 0.7204      $ 0.6667     $ 0.7223

 Basic earnings per share, in U.S. dollars         $   0.20     $   0.24      $   0.34     $   0.51
                                                   ========     ========      ========     ========

 Fully diluted earnings per share, in U.S. dollars $   0.20     $   0.24      $   0.34     $   0.50
                                                   ========     ========      ========     ========
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